Exhibit 99.1

Federal Regulators Approve NiSource, Piedmont Gas Storage Project

MERRILLVILLE, Ind., and CHARLOTTE, N.C. , Nov. 3/PRNewswire-FirstCall/– On November 1, 2005, the Federal Energy Regulatory Commission (FERC) issued a certificate authorizing Hardy Storage Company, LLC, (Hardy Storage) to develop a new underground natural gas storage field to help meet increased demand for natural gas in the eastern United States.

Hardy Storage will convert an existing natural gas production field in Hardy and Hampshire Counties, W.Va. into a new underground gas storage field. NiSource Inc. (NYSE: NI) subsidiary Columbia Gas Transmission Corp. and a subsidiary of Piedmont Natural Gas (NYSE: PNY) are the joint developers of the project.

“This is a significant milestone in an important new market growth project,” Chris Helms, NiSource Pipeline Group president, said. “Hardy Storage will help meet the growing needs of the market, while building on NiSource’s proven strength as one of North America’s premier natural gas storage operators. With FERC’s authorization, we are moving forward rapidly to execute on this project and meet our customer needs.”

“Hardy Storage will be an important new source of seasonal gas supply, located strategically close to some of our region’s fastest-growing energy markets,” Thomas Skains, chairman, president and CEO, Piedmont Natural Gas, added. “This is both an attractive non-utility investment opportunity for Piedmont , and a strategic, cost-effective supply source for meeting our customers’ growing demand for seasonal gas service. This project makes more sense than ever in light of the disruptions to Gulf of Mexico natural gas production and escalating wholesale natural gas prices.”

Hardy Storage Co. anticipates beginning construction this year, with first storage injections by project customers planned for the spring of 2007. The field will have the capacity to store about 12 billion cubic feet of natural gas and the capability to deliver up to about 176 million cubic feet of gas per day. An open season for Hardy Storage conducted in 2004 resulted in full subscription of the project’s storage capacity under long-term, firm contracts. The storage customers are Washington Gas Light, Piedmont Natural Gas, Baltimore Gas and Electric and the City of Charlottesville, Virginia.

Columbia Gas Transmission and Piedmont Natural Gas each have a 50 percent equity interest in the project, with Columbia Gas Transmission serving as operator of the facilities. Columbia Gas Transmission is one of the nation’s largest gas storage operators, with approximately 646 Bcf of capacity. Columbia Gas Transmission also has received FERC approval to expand its natural gas transmission system to provide the capacity needed to deliver Hardy Storage supplies to customer markets.

About NiSource
NiSource Inc., based in Merrillville, Ind., is a Fortune 500 holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at http://www.nisource.com.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on our current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, regulatory approvals, economic conditions; competition from other providers of similar products, and other uncertainties, all of which are difficult to predict and some of which are beyond our control. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s and NiSource’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

FOR ADDITIONAL INFORMATION

Contact:

Media	Investors
Jennifer Goddard	Dennis Senchak

Manager, Communications & Community Relations Columbia Gas Transmission (304) 357-2149 jgoddard@nisource.com	Vice President, Investor Relations NiSource Inc. (219) 647-6085 senchak@nisource.com

David Trusty Vice President, Communications Piedmont Natural Gas (704) 731-4391 david.trusty@piedmontng.com	Randy Hulen Director, Investor Relations NiSource Inc. (219) 647-5688 rghulen@nisource.com

Rae Kozlowski Manager, Investor Relations NiSource Inc. (219) 647-6083 ekozlowski@nisource.com